Exhibit 99.1

NEWS RELEASE Investor Contacts C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9986 Dennard • Lascar Associates Lisa Elliott lelliott@DennardLascar.com (713) 529-6600

C&J Energy Services Announces First Quarter 2014 Results

HOUSTON, TEXAS, April 30, 2014 – C&J Energy Services, Inc. (NYSE: CJES) today reported total revenue for the first quarter of 2014 of $316.5 million, a 19% increase compared to $265.4 million for the fourth quarter of 2013 and a 15% increase compared to $276.1 million for the first quarter of 2013. Adjusted EBITDA(1) for the first quarter of 2014 was $43.0 million, compared to $36.5 million for the fourth quarter of 2013 and $57.3 million for the first quarter of 2013. Net income for the first quarter of 2014 was $11.6 million, or $0.21 per diluted share, compared to net income of $7.3 million, or $0.13 per diluted share, for the fourth quarter of 2013 and $25.1 million, or $0.46 per diluted share, for the first quarter of 2013.

First quarter results increased sequentially due to greater utilization in our hydraulic fracturing business, as well as the continued expansion of our coiled tubing and wireline businesses. Our improved results were driven by higher activity levels across our operations as we attracted new customers and expanded market share. The rise in completion activities coupled with a job-mix involving higher volumes of certain proppants and other consumables used in our hydraulic fracturing services resulted in greater input costs and negatively impacted first quarter Adjusted EBITDA and net income. Increased costs of $8.1 million associated with the investments we are making in our strategic initiatives also impacted our first quarter results.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “We produced record revenue for the first quarter of 2014, driven by high utilization across our core service lines. We are especially pleased with the strong performance by our hydraulic fracturing operations, where we increased revenue 27% sequentially by attaining higher activity levels on our existing asset base. We achieved significant improvements in utilization over the past two quarters, even while adjusting to our increased spot market exposure as our legacy contracts rolled off in full in February 2014. We bolstered our sales and marketing efforts and took advantage of the opportunity to introduce our best-in-class hydraulic fracturing services to new customers, successfully adding numerous new customers during the quarter. We also strengthened and expanded our relationships with existing customers. For example, following the scheduled expiration of our last remaining legacy contract in February, we were awarded continuing work with that customer in the Permian Basin. We believe that the strong demand from our expanding customer base confirms that our hydraulic fracturing operations have successfully adapted to our new operating environment. Our coiled tubing and wireline operations also generated solid quarter over quarter increases in revenue as we added capacity and expanded market share.

“Based on current activity levels and visibility, we expect to maintain solid utilization across our service lines through the second quarter and our outlook remains optimistic for the remainder of the year. We successfully deployed our previously ordered 20,000 hydraulic horsepower at the end of April with strong activity levels. We are still on track to deploy an additional 40,000 new hydraulic horsepower early in the third quarter of 2014, and we also plan to bring online additional coiled tubing, wireline and pumpdown capacity throughout the year, which will enable us to better capitalize on increasing demand. Additionally, based on our continued confidence in our strategy and the potential for further market improvements, we recently committed to manufacture an additional 40,000 new hydraulic horsepower for deployment by the fourth quarter of 2014. We believe we are well-positioned to benefit from the increase in completion activity across the United States and the industry’s ongoing trends towards more service intensive jobs.

“As we drive the expansion of our core service lines and growth in market share, we remain focused on generating higher utilization across our operations by leveraging our reputation for providing superior customer service, execution and efficiency. We will continue to target high volume, high efficiency customers with service intensive, 24 hour work – which is where we better differentiate our services from our competitors.

“In addition to our operational achievements, during the first quarter of 2014 we further advanced our strategic initiatives designed to strengthen, expand and diversify our business. As we continue to execute our long-term growth strategy, we remain focused on service line diversification, vertical integration, technological advancement and international expansion. We have now established coiled tubing equipment, crews and the necessary logistics and infrastructure on the ground in Saudi Arabia in preparation to perform our first international contract for coiled tubing services on a provisional basis. Operations are expected to commence in late May and we look forward to demonstrating our capabilities in the Middle East with the goal of securing additional opportunities in the region.

“Our continued investment in strategic projects has resulted in increased capital expenditures and higher costs, including $8.1 million of additional expense for the first quarter of 2014. Although costs and expenses are expected to continue to rise through 2014, we believe that these investments will yield meaningful financial returns over the long term. These investments are at the core of our strategy for building a stronger, larger-scale, more technologically advanced company delivering differentiated value to our customers and shareholders.”

Operational Results

Our hydraulic fracturing operations contributed $186.9 million of revenue and completed 2,225 fracturing stages during the first quarter of 2014, compared to $147.2 million of revenue and 1,408 fracturing stages for the previous quarter and $173.8 million of revenue and 1,698 fracturing stages for the same quarter last year. Revenue increased quarter over quarter due to higher utilization throughout the first quarter, with January activity reaching record levels. An increase in sand volumes due to the job-mix also strengthened revenue. However, greater input costs associated with the larger volumes of certain proppants and other consumables used in our hydraulic fracturing services resulted in lower margins for our services for the first quarter of 2014. Stage count for the first quarter increased due to higher utilization coupled with an overall job-mix that was weighted towards a higher number of smaller, more intense stages. The number of fracturing stages performed in any given period will fluctuate based on the job-mix during that time. Accordingly, stage count is not necessarily indicative of utilization, pricing for our services or our financial and/or operational performance. Given that our job-mix has broadened and become more varied with our increased spot market exposure, we do not intend to disclose stage count going forward.

Our coiled tubing operations contributed $40.0 million of revenue and completed 1,201 coiled tubing jobs during the first quarter of 2014, compared to $37.4 million of revenue and 1,055 coiled tubing jobs completed for the fourth quarter of 2013 and $36.4 million and 1,057 jobs completed for the first quarter of 2013. Our coiled tubing results improved sequentially due to continued demand for our extended reach, large diameter coiled tubing units.

Our wireline operations contributed $83.1 million of revenue during the first quarter of 2014, compared to $74.1 million of revenue for the fourth quarter of 2013 and $62.1 million of revenue for the first quarter of 2013. Revenue from our wireline business increased quarter over quarter due to strong demand for our wireline and pumpdown services by high utilization customers. We have aggressively grown market share and produced outstanding results since our June 2012 acquisition of Casedhole Solutions.

Our manufacturing business contributed $2.2 million of third-party revenue during the first quarter of 2014, consistent with the previous quarter and compared to $1.2 million for the first quarter of 2013. This business continues to provide us with cash flow savings from intercompany purchases, including equipment manufacturing, repair and refurbishment, and also supports active management of parts and supplies purchasing. Being our own equipment manufacturer also enables us to readily adapt to changes in industry demand.

Our selling, general and administrative expense (“SG&A”) for the first quarter of 2014 was $40.4 million, compared to $37.0 million for the fourth quarter of 2013 and $31.9 million for the first quarter of 2013. We also incurred $2.8 million in Research and Development expense (“R&D”) for the first quarter of 2014, consistent with the fourth quarter of 2013.

The quarterly increases in SG&A and R&D were primarily due to additional costs associated with our strategic initiatives, including diversification of our service offerings, vertical integration efforts across our service lines, the build-out of our research and technology capabilities and further geographic expansion. Inclusive of both SG&A and R&D, these initiatives contributed approximately $8.1 million of additional costs for the first quarter of 2014. We expect that our expenses will continue to increase over the course of 2014 as we execute our growth strategy. We believe that these investments will increase our ability to generate high returns and drive shareholder value over the long term.

Depreciation and amortization expense in the first quarter of 2014 increased to $21.9 million from $21.0 million in the fourth quarter of 2013 and $16.6 million in the first quarter of 2013.

Liquidity

As of March 31, 2014, we had $163.0 million in borrowings outstanding under our $400 million revolving credit facility and $37.7 million in long-term capital lease obligations. We currently have $180.0 million in borrowings outstanding and our current cost of borrowings is less than 3.5%. Capital lease obligations increased during the quarter in connection with the commencement of the lease for our new corporate headquarters.

Capital expenditures totaled $57.4 million during the first quarter of 2014, which primarily consisted of construction costs for previously announced new equipment orders. Our remaining 2014 capital expenditures are expected to range from $200 million to $220 million, the majority of which will be generally spread across our services. We intend to fund our 2014 capital expenditures with cash on hand, cash flows from operations and borrowings under our credit facility, as necessary.

New Corporate Headquarters

We recently moved into our new 125,000 square feet corporate headquarters located at 3990 Rogerdale Rd., Houston, Texas 77042, which is adjacent to our new state-of-the-art Research & Technology Center that opened in November 2013.

Conference Call Information

We will host a conference call on Thursday, May 1, 2014 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our first quarter 2014 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 480-629-9643 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. An archive of the webcast will be available shortly after the call on our website www.cjenergy.com for 12 months following the call. A replay of the call will also be available for one week by dialing 303-590-3030 and entering passcode 4678936#.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, wireline, pressure pumping and other complementary oilfield services with a focus on complex, technically demanding well completions. In addition to our suite of completion, stimulation and production enhancement services, we manufacture, repair and refurbish equipment and provide parts and supplies for third-party companies in the energy services industry, as well as to fulfill our internal needs. With the development of our specialty chemicals business and our strategic acquisitions during 2013, we now provide specialty chemicals for completion and production services, including the fluids used in our hydraulic fracturing operations, as well as downhole tools and related directional drilling technology and data control systems. Headquartered in Houston, Texas, we operate in some of the most active basins in the United States. We also have an office in Dubai and are in the process of establishing an operational presence in key countries in the Middle East. For additional information about C&J Energy Services, please visit our website at www.cjenergy.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, net gain or loss on disposal of assets, transaction costs and certain non-routine items. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of Adjusted EBITDA to net income, please see the table at the end of this release.

C&J Energy Services, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Revenue	$316,537	$265,384	$276,051
Costs and expenses:
Direct costs	230,544	189,123	187,100
Selling, general and administrative expenses	40,386	37,006	31,878
Research and development	2,791	2,753	9
Depreciation and amortization	21,870	21,008	16,556
Loss on disposal of assets	38	11	90

Operating income	20,908	15,483	40,418
Other income (expense):
Interest expense, net	(1,749)	(1,632)	(1,660)
Other income (expense), net	166	(114)	66

Total other expense, net	(1,583)	(1,746)	(1,594)

Income before income taxes	19,325	13,737	38,824
Income tax expense	7,737	6,447	13,680

Net income	$11,588	$7,290	$25,144

Net income per common share:
Basic	$0.22	$0.14	$0.48

Diluted	$0.21	$0.13	$0.46

Weighted average common shares outstanding:
Basic	53,628	53,455	52,534

Diluted	56,384	55,869	55,039

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,305	$14,414
Accounts receivable, net	174,812	152,696
Inventories, net	69,190	70,946
Prepaid and other current assets	19,375	17,066
Deferred tax assets	1,288	1,722

Total current assets	281,970	256,844
Property, plant and equipment, net	598,128	535,574
Other assets:
Goodwill	205,596	205,798
Intangible assets, net	120,449	123,038
Deposits on equipment under construction	5,625	4,331
Deferred financing costs, net	2,398	2,688
Other noncurrent assets	6,835	4,027

Total assets	$1,221,001	$1,132,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,780	$88,576
Payroll and related costs	18,763	13,711
Accrued expenses	18,697	18,619
Income taxes payable	3,341	266
Current capital lease obligations	4,323	2,861
Other current liabilities	1,075	1,100

Total current liabilities	160,979	125,133
Deferred tax liabilities	145,214	145,215
Long-term debt and capital lease obligations	200,704	164,205
Other long-term liabilities	1,543	1,596

Total liabilities	508,440	436,149
Commitments and contingencies
Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 55,420,479 issued and outstanding at March 31, 2014 and 54,604,124 issued and outstanding at December 31, 2013	554	546
Additional paid-in capital	259,001	254,188
Retained earnings	453,006	441,417

Total stockholders’ equity	712,561	696,151

Total liabilities and stockholders’ equity	$1,221,001	$1,132,300

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Years Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$11,588	$25,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,870	16,556
Deferred income taxes	433	(5,973)
Provision for doubtful accounts, net of write-offs	150	150
Equity in loss of unconsolidated affiliate	(64)	—
Loss on disposal of assets	38	90
Stock-based compensation expense	5,128	5,905
Excess tax benefit from stock-based award activity	(832)	(782)
Amortization of deferred financing costs	290	290
Changes in operating assets and liabilities:
Accounts receivable	(22,271)	1,702
Inventories	1,760	8,082
Prepaid and other current assets	(2,305)	(5,672)
Accounts payable	26,397	96
Payroll and related costs and accrued expenses	5,128	(703)
Income taxes payable	3,873	17,480
Other	208	(45)

Net cash provided by operating activities	51,391	62,320

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(57,376)	(36,972)
Proceeds from disposal of property, plant and equipment	35	295
Investments in unconsolidated affiliate	(3,000)	—

Net cash used in investing activities	(60,341)	(36,677)

Cash flows from financing activities:
(Payments) proceeds on revolving debt, net	13,000	(20,000)
Payments of capital lease obligations	(886)	(508)
Proceeds from stock options exercised	709	1,748
Employee tax withholding on restricted stock vesting	(1,814)	—
Excess tax benefit from stock-based award activity	832	782

Net cash provided by (used in) financing activities	11,841	(17,978)

Net increase in cash and cash equivalents	2,891	7,665
Cash and cash equivalents, beginning of period	14,414	14,442

Cash and cash equivalents, end of period	$17,305	$22,107

Supplemental cash flow disclosures:
Cash paid for interest	$1,418	$1,391

Cash paid for income taxes	$34	$2,173

Non-cash investing & financing activities related to capital lease for corporate headquarters	$25,636	$—

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Adjusted EBITDA	$42,982	$36,518	$57,303
Interest expense, net	(1,749)	(1,632)	(1,660)
Provision for income taxes	(7,737)	(6,447)	(13,680)
Depreciation and amortization	(21,870)	(21,008)	(16,556)
Loss on disposal of assets	(38)	(11)	(90)
Transaction costs	—	(130)	(173)

Net income	$11,588	$7,290	$25,144